Exhibit 3.1
ARTICLES OF ORGANIZATION
MITCHELL COUNTY RESEARCH GROUP, LLC
1.
     The name of the Limited Liability Company is “MITCHELL COUNTY RESEARCH GROUP, LLC” (the “Company”).
2.
     The Company is organized as a Limited Liability Company pursuant to the Georgia Limited Liability Company Act.
3.
     The latest date upon which the Company is to dissolve is December 31, 2050. The Company may be sooner terminated in accordance with its Operating Agreement.
4.
     The street address and county of the Company’s initial Registered Office is 76 East Broad Street, Camilla, Mitchell County, Georgia 31730, and the name of its initial Registered Agent at that office is Patrick N. Millsaps.
5.
     The mailing address of the principal place of business of the Company is P.O. Box 107, Camilla, Mitchell County, Georgia 31730.
6.
     The Company is governed by an Operating Agreement executed by its initial members.
7.
     The name and address of the Organizer of the Company is Patrick N. Millsaps, 76 East Broad Street, Camilla, Mitchell County, Georgia 31730.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization, this 8th day of March, 2005.

/s/ Patrick N. Millsaps
PATRICK N. MILLSAPS
ORGANIZER

[Stamped:	SECRETARY OF STATE 2005 MAR -9 A 10:29 CORPORATIONS DIVISION]